As filed with the Securities and Exchange Commission on April 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

________________

Form S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

________________

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	55-0856151
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Amyris, Inc.

5885 Hollis Street, Suite 100
Emeryville, CA 94608

(510) 450-0761

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2010 Equity Incentive Plan

2010 Employee Stock Purchase Plan

(Full title of the plans)

John G. Melo

President and Chief Executive Officer

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

(510) 450-0761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq.
Daniel J. Winnike, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value
-- To be issued under the 2010 Equity Incentive Plan	10,301,709(2)	$1.25(3)	$12,877,136	$1,296.73
-- To be issued under the 2010 Employee Stock Purchase Plan	1,030,170(4)	$1.06(5)	$1,091,980	$109.96
Total	11,331,879		$13,969,116	$1,406.69

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2010 Equity Incentive Plan (“2010 EIP”) or 2010 Employee Stock Purchase Plan (“2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents an increase in the number of shares available for issuance under the 2010 EIP equal to approximately 5.0% of 206,034,184 shares, the total issued and outstanding shares of the Registrant’s Common Stock as of December 31, 2015 (as reflected in the records of the Registrant’s stock transfer agent). This increase was effective as of January 1, 2016. Shares available for issuance under the 2010 EIP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on October 1, 2010 (Registration No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), May 20, 2013 (Registration No. 333-188711), April 14, 2014 (Registration No. 333-195259) and April 2, 2015 (Registration No. 333- 203213).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Stock Market on March 28, 2016.

(4)	Represents an increase in the number of shares available for issuance under the 2010 ESPP equal to approximately 0.5% of 206,034,184 shares, the total issued and outstanding shares of the Registrant’s Common Stock as of December 31, 2015 (as reflected in the records of the Registrant’s stock transfer agent). This increase was effective as of January 1, 2016. Shares available for issuance under the 2010 ESPP were previously registered on registration statements on Form S-8 filed with the SEC on October 1, 2010 (File No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), April 14, 2014 (Registration No. 333-195259) and April 2, 2015 (Registration No. 333-203213).

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Stock Market on March 28, 2016, multiplied by 85%, which is the percentage of the trading price per share applicable to purchases under the 2010 ESPP.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the SEC to register (1) 10,301,709 additional shares of common stock under the Registrant’s 2010 EIP and (2) 1,030,170 additional shares of common stock under its 2010 ESPP, pursuant to the provisions of those plans providing for an annual increase in the number of shares subject to such plans equal to the lesser of (i) 5% of the Registrant’s issued and outstanding shares of common stock as of December 31, 2015, in the case of the 2010 EIP, and 1% of the Registrant’s issued and outstanding shares of common stock as of December 31, 2015, in the case of the 2010 ESPP or (ii) a number of shares as determined by the Registrant’s Board of Directors (the “Board”) or the Leadership Development and Compensation Committee of the Board in their discretion; provided, that in the case of the 2010 ESPP, the aggregate number of shares issued over the term of the 2010 ESPP shall not exceed 10,000,000 shares of common stock. The Registrant’s Board of Directors has approved an increase in the number of shares subject to the 2010 EIP of 5.0% of the Registrant’s issued and outstanding shares of common stock as of December 31, 2015 and an increase in the number of shares subject to the 2010 ESPP of 0.5% of the Registrant’s issued and outstanding shares of common stock as of December 31, 2015.

This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the SEC on October 1, 2010 (Registration No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), May 20, 2013 (Registration No. 333-188711), April 14, 2014 (Registration No. 333-195259) and April 2, 2015 (Registration No. 333-203213).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 1st day of April, 2016.

AMYRIS, INC.

By:	/s/ John Melo
John Melo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Melo, Raffi Asadorian and Nicholas Khadder, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John Melo
John Melo	Director, President and Chief Executive Officer	April 1, 2016
(Principal Executive Officer)

/s/ Raffi Asadorian
Raffi Asadorian	Chief Financial Officer	April 1, 2016
(Principal Financial Officer)

/s/ Karen Weaver
Karen Weaver	Vice President, Finance	April 1, 2016
(Principal Accounting Officer)

/s/ Philippe Boisseau
Philippe Boisseau	Director	April 1, 2016

/s/ John Doerr
John Doerr	Director	April 1, 2016

/s/ Geoffrey Duyk, M.D., Ph.D.
Geoffrey Duyk, M.D., Ph.D.	Director	April 1, 2016

/s/ Margaret Georgiadis
Margaret Georgiadis	Director	April 1, 2016

/s/ Abraham Klaeijsen
Abraham Klaeijsen	Director	April 1, 2016

Signature	Title	Date

/s/ Carole Piwnica
Carole Piwnica	Director	April 1, 2016

/s/ Fernando Reinach, Ph.D.
Fernando Reinach, Ph.D.	Director	April 1, 2016

/s/ HH Sheikh Abdullah bin Khalifa Al Thani
HH Sheikh Abdullah bin Khalifa Al Thani	Director	April 1, 2016

/s/ R. Neil Williams
R. Neil Williams	Director	April 1, 2016

/s/ Patrick Yang, Ph.D.
Patrick Yang, Ph.D.	Director	April 1, 2016

Exhibit Index

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.01	Restated Certificate of Incorporation of the Registrant	10-Q	001-34885	3.1	11/10/2010

4.02	Certificate of Amendment of the Restated Certificate of Incorporation dated May 9, 2013	S-8	333-188711	4.02	05/20/2013

4.03	Certificate of Amendment of the Restated Certificate of Incorporation dated May 12, 2014	10-Q	001-34885	3.02	08/08/2014

4.04	Certificate of Amendment of the Restated Certificate of Incorporation dated September 18, 2015	S-3	333-206331	3.03	11/04/2015

4.05	Restated Bylaws of the Registrant	10-Q	001-34885	3.2	11/10/2010

4.06	Form of Registrant’s common stock certificate	S-1	333-166135	4.01	07/06/2010

4.07	2010 Equity Incentive Plan of the Registrant and forms of award agreements thereunder	S-1	333-166135	10.46	06/23/2010

4.08	2010 Employee Stock Purchase Plan of the Registrant and form of Subscription Agreement thereunder	S-1	333-166135	10.45	09/20/2010

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm					X

23.02	Consent of Independent Auditors, Pannell Kerr Forster of Texas, P.C.					X

23.03	Consent of Fenwick & West LLP (contained in Exhibit 5.01)					X

24.01	Power of Attorney (included on the signature page to this Registration Statement)					X